Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and External Communications
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2026 results
SCOTTSDALE, Ariz., July 29, 2026 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported second quarter results for the period ended June 30, 2026.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Chg	2026	2025	% Chg
Homes closed (units)	3,725	4,170	(11)%	6,692	7,586	(12)%
Home closing revenue	$1,387,911	$1,615,709	(14)%	$2,495,733	$2,957,813	(16)%
Average sales price — closings	$373	$387	(4)%	$373	$390	(4)%
Home orders (units)	3,575	3,914	(9)%	7,239	7,790	(7)%
Home order value	$1,376,338	$1,547,438	(11)%	$2,776,778	$3,105,615	(11)%
Average sales price — orders	$385	$395	(3)%	$384	$399	(4)%
Ending backlog (units)				1,715	1,748	(2)%
Ending backlog value				$661,906	$695,476	(5)%
Average sales price — backlog				$386	$398	(3)%
Home closing gross margin	18.3%	21.1%	(280) bps	17.9%	21.5%	(360) bps
Earnings before income taxes	$120,564	$193,060	(38)%	$193,088	$353,219	(45)%
Net earnings	$90,630	$146,879	(38)%	$145,939	$269,685	(46)%
Diluted EPS	$1.37	$2.04	(33)%	$2.18	$3.73	(42)%

MANAGEMENT COMMENTS
"The 2026 spring selling season remained softer than expected this quarter as macroeconomic uncertainty and volatile interest rates continued to pressure buyer psychology. Although below prior year levels, our second quarter 2026 absorptions reflected pockets of solid performance which accelerated community close outs in some markets," said Steven J. Hilton, executive chairman of Meritage Homes.

"Our available home inventory and improved cycle times drove a backlog conversion rate of 200% and 3,725 closings this quarter, with nearly 60% generated from intra-quarter sales," added Phillippe Lord, chief executive officer of Meritage Homes. "Second quarter 2026 home closing revenue totaled $1.4 billion which generated adjusted home closing gross margin of 18.6% and adjusted diluted EPS of $1.42, excluding $3.6 million of real estate inventory impairments and $0.3 million in terminated land deal walk-away charges."

"We remain committed to a disciplined capital allocation strategy that balances growth and shareholder returns while ensuring sufficient liquidity in a volatile interest rate environment. During the current quarter, we returned $131 million to shareholders via share repurchases and dividends. And while we moderated land spend to $357 million from $509 million in the second quarter of 2025, we are reiterating our prior community count growth expectation of 5-10% year-over-year for full year 2026," concluded Mr. Lord. "We ended the second quarter of 2026 with cash of $807 million, no borrowings under our revolving credit facility and a net debt-to-capital ratio of 17.1%. As of June 30, 2026, our book value per share increased 5% year-over-year."

SECOND QUARTER RESULTS

•Orders of 3,575 homes for the second quarter of 2026 decreased 9% year-over-year mainly as a result of 19% lower average absorption pace, which was partially offset by a 14% increase in average community count. Second quarter 2026 average sales price ("ASP") on orders of $385,000 was down 3% from the second quarter of 2025, primarily due to geographic mix.

•The 14% year-over-year decrease in home closing revenue in the second quarter of 2026 to $1.4 billion was due to 11% lower closing volume of 3,725 homes combined with a 4% decrease in ASP on closings to $373,000. The closing ASP decline was a function of geographic mix.
•Home closing gross margin of 18.3% in the second quarter of 2026 was 280 bps lower than 21.1% in the prior year as a result of lost leverage on lower home closing revenue and higher lot costs, which were partially offset by direct cost savings and quicker cycle times. Excluding $3.6 million of real estate inventory impairments and $0.3 million in terminated land deal walk-away charges in the second quarter of 2026, compared to no impairments and $4.2 million in terminated land deal walk-away charges in the prior year, adjusted home closing gross margin was 18.6% and 21.4% for the second quarters of 2026 and 2025, respectively.

•Selling, general and administrative expenses ("SG&A") as a percentage of second quarter 2026 home closing revenue were 10.4% compared to 10.2% in the second quarter of 2025, as a result of lost leverage on lower home closing revenue, which was partially offset by decreased compensation expense and an intentional pull back in discretionary expenses.
•The second quarter effective income tax rate was 24.8% in 2026 compared to 23.9% in 2025 due to higher income state tax.

•Net earnings were $91 million ($1.37 per diluted share) for the second quarter 2026, a 38% decrease from $147 million ($2.04 per diluted share) for the second quarter of 2025, mainly resulting from lower home closing revenue and gross profit. Excluding quarterly impairments and walk-away charges for each period, adjusted diluted EPS was $1.42 and $2.09 for the second quarters of 2026 and 2025, respectively.

YEAR TO DATE RESULTS
•Total sales orders for the first six months of 2026 decreased 7% year-over-year, reflecting an 18% decrease in average absorption pace partially offset by a 14% increase in average communities compared to the first six months of 2025. The 4% lower ASP on orders for the first six months of 2026 year-over-year was primarily due to geographic mix.

•Home closing revenue decreased 16% year-over-year in the first six months of 2026 to $2.5 billion, driven by 12% lower home closing volume and a 4% decrease in ASP on closings compared to the first six months of 2025. The 4% lower ASP on closings for the first six months of 2026 compared to prior year reflected geographic mix.

•Home closing gross margin of 17.9% decreased 360 bps in the first six months of 2026 from 21.5% in the prior year due to lost leverage on lower home closing revenue and higher lot costs, which were partially offset by direct cost savings and quicker cycle times. Excluding $6.0 million of real estate inventory impairments and $1.6 million in terminated land deal walk-away charges in the first six months of 2026, compared to no impairments and $5.6 million in terminated land deal walk-away charges in the prior year, adjusted home closing gross margin was 18.2% and 21.7% for the first six months of 2026 and 2025, respectively.

•SG&A as a percentage of home closing revenue was 11.0% in the first six months of 2026 compared to 10.7% in the prior year, as a result of lost leverage on lower home closing revenue, which was partially offset by decreased compensation expense and an intentional reduction in discretionary expenses.

•The effective income tax rate in the first six months of 2026 was 24.4% compared to 23.6% in 2025 due to higher income state tax.

•Net earnings were $146 million ($2.18 per diluted share) for the first six months of 2026, a 46% decrease from $270 million ($3.73 per diluted share) for the first six months of 2025, primarily reflecting lower home closing revenue and gross margins. Excluding year-to-date impairments and walk-away charges for each period, adjusted diluted EPS was $2.27 and $3.79 for the first six months of 2026 and 2025, respectively.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at June 30, 2026 totaled $807 million. This compared to cash and cash equivalents of $775 million at December 31, 2025.
•Land acquisition and development spend, net of land development reimbursements, totaled $357 million and $509 million for the second quarter of 2026 and 2025, respectively.
•Approximately 73,200 lots were owned or controlled as of June 30, 2026, compared to approximately 81,900 lots as of June 30, 2025. Nearly 1,700 net new lots were added in the second quarter of 2026, representing an estimated 13 future communities.
•Second quarter 2026 ending community count of 340 was up 9% compared to prior year and down 1% sequentially from the first quarter of 2026.
•Debt-to-capital and net debt-to-capital ratios were 26.8% and 17.1%, respectively, at June 30, 2026, which compared to 26.0% and 16.9%, respectively, at December 31, 2025.
•The Company declared and paid quarterly cash dividends of $0.48 per share totaling $31 million in the second quarter of 2026. This compared to $0.43 per share totaling $31 million in the second quarter of 2025. Year-to-date dividends paid were $63 million and $61 million in 2026 and 2025, respectively.
•During the second quarter of 2026, the Company repurchased 1,528,340 shares of stock, or 2.3% of shares outstanding at the beginning of the quarter, for $100 million. This compared to $45 million in the second quarter of 2025. For the first six months of 2026, the Company repurchased 3,344,160 shares of stock, or 4.9% of shares outstanding at the beginning of the year, for $230 million. This compared to year-to-date 2025 spend of $90 million. As of June 30, 2026, $284 million remained available to repurchase.
•During the second quarter of 2026, the Company refinanced the revolving credit facility, primarily to increase the facility size to $980 million and extend its maturity from 2030 to 2031.

GUIDANCE
Based on current market conditions and year-to-date results, we are updating our guidance for full year 2026 home closing volume and revenue to around 5% below full year 2025 results, although home closing revenue could trend lower if market conditions require higher incentives.

CONFERENCE CALL
Management will host a conference call to discuss its second quarter 2026 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, July 30, 2026. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-800-445-7795 US toll free or 1-785-424-1699. A replay will be available on the Investor Relations page.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2026	2025	Change $	Change %
Homebuilding:
Home closing revenue	$1,387,911	$1,615,709	$(227,798)	(14)%
Land closing revenue	12,720	8,277	4,443	54%
Total closing revenue	1,400,631	1,623,986	(223,355)	(14)%
Cost of home closings	(1,134,298)	(1,274,381)	(140,083)	(11)%
Cost of land closings	(12,196)	(8,996)	3,200	36%
Total cost of closings	(1,146,494)	(1,283,377)	(136,883)	(11)%
Home closing gross profit	253,613	341,328	(87,715)	(26)%
Land closing gross profit/(loss)	524	(719)	1,243	173%
Total closing gross profit	254,137	340,609	(86,472)	(25)%
Financial Services:
Revenue	7,784	9,425	(1,641)	(17)%
Expense	(4,141)	(4,656)	(515)	(11)%
Earnings from financial services unconsolidated entities and other, net	1,684	842	842	100%
Financial services profit	5,327	5,611	(284)	(5)%
Commissions and other sales costs	(91,805)	(108,830)	(17,025)	(16)%
General and administrative expenses	(52,380)	(55,183)	(2,803)	(5)%
Interest expense	(2,187)	—	2,187	N/A
Other income, net	7,472	10,853	(3,381)	(31)%
Earnings before income taxes	120,564	193,060	(72,496)	(38)%
Provision for income taxes	(29,934)	(46,181)	(16,247)	(35)%
Net earnings	$90,630	$146,879	$(56,249)	(38)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$1.38	$2.06	$(0.68)	(33)%
Weighted average shares outstanding	65,787	71,456	(5,669)	(8)%
Diluted
Earnings per common share	$1.37	$2.04	$(0.67)	(33)%
Weighted average shares outstanding	66,131	71,900	(5,769)	(8)%

	Six Months Ended June 30,
	2026	2025	Change $	Change %
Homebuilding:
Home closing revenue	$2,495,733	$2,957,813	$(462,080)	(16)%
Land closing revenue	22,081	23,698	(1,617)	(7)%
Total closing revenue	2,517,814	2,981,511	(463,697)	(16)%
Cost of home closings	(2,048,322)	(2,320,835)	(272,513)	(12)%
Cost of land closings	(21,826)	(21,252)	574	3%
Total cost of closings	(2,070,148)	(2,342,087)	(271,939)	(12)%
Home closing gross profit	447,411	636,978	(189,567)	(30)%
Land closing gross profit	255	2,446	(2,191)	(90)%
Total closing gross profit	447,666	639,424	(191,758)	(30)%
Financial Services:
Revenue	14,069	16,507	(2,438)	(15)%
Expense	(7,764)	(8,848)	(1,084)	(12)%
Earnings from financial services unconsolidated entities and other, net	2,515	1,515	1,000	66%
Financial services profit	8,820	9,174	(354)	(4)%
Commissions and other sales costs	(171,277)	(203,550)	(32,273)	(16)%
General and administrative expenses	(103,782)	(112,180)	(8,398)	(7)%
Interest expense	(2,774)	—	2,774	N/A
Other income, net	14,435	20,351	(5,916)	(29)%
Earnings before income taxes	193,088	353,219	(160,131)	(45)%
Provision for income taxes	(47,149)	(83,534)	(36,385)	(44)%
Net earnings	$145,939	$269,685	$(123,746)	(46)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$2.19	$3.76	$(1.57)	(42)%
Weighted average shares outstanding	66,573	71,684	(5,111)	(7)%
Diluted
Earnings per common share	$2.18	$3.73	$(1.55)	(42)%
Weighted average shares outstanding	66,934	72,246	(5,312)	(7)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets:
Cash and cash equivalents	$807,267	$775,157
Other receivables	304,098	306,956
Real estate (1)	5,891,978	5,987,120
Deposits on real estate under option or contract	168,977	174,170
Investments in unconsolidated entities	59,423	57,268
Property and equipment, net	46,085	46,647
Deferred tax asset, net	47,064	53,293
Prepaids, other assets and goodwill	230,041	221,676
Total assets	$7,554,933	$7,622,287
Liabilities:
Accounts payable	$215,737	$200,679
Accrued and other liabilities	423,865	387,698
Home sale deposits	10,017	9,213
Loans payable and other borrowings	39,535	24,328
Senior and convertible senior notes, net	1,807,842	1,804,726
Total liabilities	2,496,996	2,426,644
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 65,174,093 and 68,168,923 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	652	682
Additional paid-in capital	—	—
Retained earnings	5,057,285	5,194,961
Total stockholders’ equity	5,057,937	5,195,643
Total liabilities and stockholders’ equity	$7,554,933	$7,622,287
(1) Real estate – Allocated costs:
Homes completed and under construction	$1,891,356	$2,069,548
Finished home sites and home sites under development	3,922,515	3,917,572
Consolidated real estate not owned	78,107	—
Total real estate	$5,891,978	$5,987,120

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net earnings	$145,939	$269,685
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	11,451	12,612
Real estate and land impairments	6,009	—
Write-off of terminated land deals	1,649	5,638
Stock-based compensation	11,682	9,922
Equity in earnings from unconsolidated entities	(2,085)	(2,164)
Distribution of earnings from unconsolidated entities	2,027	2,116
Other	6,173	2,189
Changes in assets and liabilities:
Decrease/(increase) in real estate	132,331	(224,617)
Decrease/(increase) in deposits on real estate under option or contract	2,625	(30,415)
Increase in other receivables, prepaids and other assets	(3,101)	(43,264)
Decrease in accounts payable and accrued and other liabilities	(24,723)	(21,013)
Increase/(decrease) in home sale deposits	804	(9,564)
Net cash provided by/(used in) operating activities	290,781	(28,875)
Cash flows from investing activities:
Investments in unconsolidated entities	(15,583)	(9,377)
Purchases of property and equipment	(9,876)	(12,359)
Proceeds from sales of property and equipment	190	126
Maturities/sales of investments and securities	—	750
Payments to purchase investments and securities	—	(750)
Net cash used in investing activities	(25,269)	(21,610)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(48)	(11,213)
Proceeds from issuance of senior notes	—	497,195
Payment of debt issuance costs	—	(5,106)
Proceeds from liabilities related to consolidated real estate not owned	59,947	—
Dividends paid	(63,301)	(61,484)
Repurchase of shares	(230,000)	(89,999)
Net cash (used in)/provided by financing activities	(233,402)	329,393
Net increase in cash and cash equivalents	32,110	278,908
Beginning cash and cash equivalents	775,157	651,555
Ending cash and cash equivalents	$807,267	$930,463

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Tennessee and Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina and South Carolina

	Three Months Ended June 30,
	2026		2025
	Homes	Value	Homes	Value
Homes Closed:
West Region	825	$400,755	1,165	$549,205
Central Region	1,308	446,726	1,374	480,425
East Region	1,592	540,430	1,631	586,079
Total	3,725	$1,387,911	4,170	$1,615,709
Homes Ordered:
West Region	762	$391,197	1,001	$484,756
Central Region	1,259	439,882	1,298	475,275
East Region	1,554	545,259	1,615	587,407
Total	3,575	$1,376,338	3,914	$1,547,438

	Six Months Ended June 30,
	2026		2025
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,511	$736,938	2,163	$1,028,841
Central Region	2,416	823,026	2,561	892,962
East Region	2,765	935,769	2,862	1,036,010
Total	6,692	$2,495,733	7,586	$2,957,813
Homes Ordered:
West Region	1,660	$835,490	2,094	$1,024,350
Central Region	2,575	897,181	2,663	964,435
East Region	3,004	1,044,107	3,033	1,116,830
Total	7,239	$2,776,778	7,790	$3,105,615

	At June 30,
	2026		2025
	Homes	Value	Homes	Value
Order Backlog:
West Region	334	$173,220	366	$182,308
Central Region	616	218,725	583	220,889
East Region	765	269,961	799	292,279
Total	1,715	$661,906	1,748	$695,476

	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	89	88.5	85	85.0	89	86.6	85	87.0
Central Region	99	103.0	85	83.5	99	106.1	85	85.6
East Region	152	151.0	142	132.5	152	147.7	142	125.2
Total	340	342.5	312	301.0	340	340.4	312	297.8

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Depreciation and amortization	$6,078	$6,663	$11,451	$12,612

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$84,464	$57,107	$77,064	$53,678
Interest incurred	20,114	19,995	40,119	34,709
Interest expensed	(2,187)	—	(2,774)	—
Interest amortized to cost of home and land closings	(15,654)	(13,288)	(27,672)	(24,573)
Capitalized interest, end of period	$86,737	$63,814	$86,737	$63,814

Reconciliation of Non-GAAP Information (Dollars in thousands):
This press release includes comments and discussion about our operating results that reflect certain adjustments, including to home closing gross profit, home closing gross margin, earnings before income taxes, net earnings, diluted earnings per common share, and debt-to-capital ratios. These are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operating results and may be helpful in comparing our company with other companies in the homebuilding and other industries to the extent they provide similar information. We encourage investors to understand the methods used by other companies to calculate these non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

Home Closing Gross Profit and Home Closing Gross Margin
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Home closing gross profit	$253,613	$341,328	$447,411	$636,978
Home closing gross margin	18.3%	21.1%	17.9%	21.5%

Add: Real estate-related impairments	3,582	—	6,009	—
Add: Write-off of terminated land deals	276	4,205	1,649	5,638
Adjusted home closing gross profit	$257,471	$345,533	$455,069	$642,616
Adjusted home closing gross margin	18.6%	21.4%	18.2%	21.7%

Earnings before income taxes, Net earnings and Diluted earnings per common share
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Earnings before income taxes	$120,564	$193,060	$193,088	$353,219

Add: Real estate-related impairments	3,582	—	6,039	—
Add: Write-off of terminated land deals	276	4,205	1,649	5,638
Adjusted earnings before income taxes	$124,422	$197,265	$200,776	$358,857
Incremental tax rate	24.6%	24.1%	24.7%	24.3%
Adjusted provision for income tax	(30,883)	(47,194)	(49,048)	(84,904)
Adjusted net earnings	93,539	150,071	151,728	273,953

Diluted earnings per common share	$1.37	$2.04	$2.18	$3.73
Adjusted diluted earnings per common share	$1.42	$2.09	$2.27	$3.79

Debt-to-Capital Ratios
	June 30, 2026	December 31, 2025
Senior and convertible senior notes, net and loans payable and other borrowings	$1,847,377	$1,829,054
Stockholders' equity	5,057,937	5,195,643
Total capital	$6,905,314	$7,024,697
Debt-to-capital	26.8%	26.0%

Senior and convertible senior notes, net and loans payable and other borrowings	$1,847,377	$1,829,054
Less: cash and cash equivalents	(807,267)	(775,157)
Net debt	$1,040,110	$1,053,897
Stockholders’ equity	5,057,937	5,195,643
Total net capital	$6,098,047	$6,249,540
Net debt-to-capital	17.1%	16.9%

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2025. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Tennessee, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina.
Meritage has delivered over 210,000 homes in its 41-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our full year 2026 projected home closing volume, home closing revenue and community count growth.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; shortages in the availability and cost of subcontract labor; legislation related to tariffs; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; the adverse effect of slow absorption rates; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; sustainability matters and disclosures; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation;

potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2025 and our subsequent Form 10-Qs under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.